Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:
Frances G. Laserson
Vice President
Corporate Communications
+1-212-553-7758
fran.laserson@moodys.com

Michael D. Courtian
Vice President
Investor Relations and Corporate Finance
+1-212-553-7194
michael.courtian@moodys.com

Moody’s Corporation Names Raymond W. McDaniel, Jr. President

New York, October 27, 2004 — The board of directors of Moody’s Corporation (NYSE: MCO) elected Raymond W. McDaniel, Jr. as President and Chief Operating Officer of Moody’s Corporation at a meeting yesterday. McDaniel has served as Chief Operating Officer of Moody’s Corporation since January 2004. McDaniel will continue to have responsibility for both the Moody’s Investors Service and Moody’s KMV businesses. He will continue to report to John Rutherfurd, Jr., Chairman and Chief Executive Officer of Moody’s Corporation.

Mr. Rutherfurd will retire at the corporation’s annual shareholders meeting in April, 2005. Upon Mr. Rutherfurd’s retirement, Mr. McDaniel will become Chairman and Chief Executive Officer of Moody’s Corporation.

“Ray McDaniel has a proven record of accomplishment over many years at Moody’s. As President of Moody’s Investors Service, Ray led the company to record levels of financial performance and implemented important enhancements to Moody’s ratings practices,” said John Rutherfurd, Jr. “The board is recognizing his contributions and continuing the orderly process of management succession.”

McDaniel, 46, has held a variety of positions since joining Moody’s in 1987. He was named President of Moody’s Investors Service in November 2001 and was elected to the Moody’s Corporation board of directors in April 2003. McDaniel has led important initiatives to grow the core ratings and research business, implement international expansion and new products, and improve professional practices in the ratings business, enhancing credit policies, rating committee processes, and credit research capabilities.

Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, a leading provider of credit ratings, research and analysis covering debt instruments and securities in the global capital markets, and Moody’s KMV, the leading provider of market-based quantitative services for banks and investors in credit-sensitive assets serving the world’s largest financial institutions. The corporation, which reported revenue of $1.2 billion in 2003, employs approximately 2,300 people worldwide and maintains offices in 18 countries. Further information is available at www.moodys.com.

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